Exhibit 3.1

Form 426 (Revised 1/06) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-555 FAX: 512/463-5709 Filing Fee: $15	Resolution Relating to a Series of Shares

Entity Information

The name of the corporation is:
Blast Energy Services, Inc.
State the name of the entity as currently shown in the records of the secretary of state.
The file number issued to the filing entity by the secretary of state is:	0800949748

Copy of Resolution (Please check only one box.)

☒  A copy of a resolution establishing and designating a series of shares is attached.

☐  A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐  A copy of a resolution deleting an established series is attached.

☐  A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:
02/02/11
mm/dd/yyyy

Effectiveness of Filing (Select either A,B, or C.)

A.	☒ This document becomes effective when the document is filed by the secretary of state.

B.	☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:_______________________________________

C.	☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:________________________________________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date:	02/02/2011

/s/ John MacDonald
CFO
Signature and title of authorized officer

CERTIFICATE OF DESIGNATIONS
OF
BLAST ENERGY SERVICES, INC.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES B PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code, Blast Energy Services, Inc., a Company organized and existing under the State of Texas (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to Section 21.155 of the Texas Business Organizations Code, the Board of Directors, by unanimous consent of all members of the Board of Directors on February 2, 2011, duly adopted a resolution providing for the issuance of a series of One (1) share of Series B Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Incorporation of the Company, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series B Preferred Stock"; and

FURTHER RESOLVED, that the Series B Preferred Stock shall consist of One (1) share; and

FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation”):

SECTION 1.  DESIGNATION OF SERIES; RANK.

The shares of such series shall be designated as the "Series B Preferred Stock" and the number of shares initially constituting such series shall be One (1) share (the “Share”).  Any stock of any class or classes of the Company, other than (a) the common stock, $0.001 par value per share (the “Common Stock”) of the Company; and (b) the previously designated Series A Convertible Preferred Stock of the Company (as the same may be reclassified, changed or amended from time to time), shall be deemed to rank prior to the Share upon liquidation, dissolution or winding up.

SECTION 2.                                STATED VALUE.

The Share shall have a stated value of $100 and a Liquidation Preference of $100, as described herein.

SECTION 3. DIVIDENDS.

No dividends shall be payable in respect of the Share.

SECTION 4.                                REDEMPTION.

(1) The Share shall not be redeemable by the Company except that it may be redeemed, at the option of the Company, for an amount equal to the Liquidation Preference upon or following the payment in full of the outstanding Senior Secured Promissory Notes (the “Notes”) issued to XXXXXXXXX pursuant to that certain Note Purchase Agreement, dated on or about February 2, 2011 between the Company and XXXXXXXXX.

(2) Notice of redemption of the Series B Preferred Stock shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the holder of the Share at its address as it shall appear on the records of the Company, (i) notifying the holder of the Share of the redemption of the Share and (ii) stating the place at which the certificate evidencing the Share shall be surrendered. The Company shall act as the transfer agent for the Series B Preferred Stock.

(3) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the holder of the Share shall automatically cease and terminate, except the right of the holder, upon surrender of the certificate for the Share, to receive the redemption price, provided that the Company and its Transfer Agent shall be able to rely on this Section 4(3) for all purposes, and shall be able to take whatever action necessary to cancel the Share, upon payment of the redemption price, regardless of whether the holder of the Share surrenders the physical certificate evidencing such Share or not.

SECTION 5. VOTING.

The Share of Series B Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall have the right to vote one share of Series B Preferred Stock for each Share held by the holders of Series B Preferred Stock, on all matters which come before a vote of the Common Stock holders; except:

(1) As required by law; and provided that

(2) The affirmative vote or written consent of the holder of the Share, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving, effecting or validating any of the following actions of the Company:

(i)           filing or consenting to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of the Company, or any of its subsidiaries; instituting any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of the Company or any of its subsidiaries;

(ii)           seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or any of its subsidiaries or a substantial portion of the properties of the Company or any of its subsidiaries;

(iii)           making any assignment for the benefit of creditors of the Company or any of its subsidiaries;

(iv)           increasing or decreasing (other than by redemption or liquidation) the total number of authorized shares of Series B Preferred Stock;

(v)           effecting an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, excluding stock splits affecting the Company’s Common Stock and preferred stock;

(vi)           effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

(vii)           altering or changing the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

           SECTION 6. LIQUIDATION RIGHTS.

(1)           Upon the dissolution, liquidation or winding up of the Company, the holder of the Share shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Company or on any other class of stock ranking junior to the Series B Preferred Stock upon liquidation, the amount of $100, and no more (the “Liquidation Preference”).

(2)           After the payment to the holder of the Share of the full preferential amount provided for in this Section 5, the holder of the Share as such shall have no right or claim to any of the remaining assets of the Company

SECTION 7. NO ADDITIONAL RIGHTS.

Except as required by law and except as provided in the Certificate of Incorporation, the Series B Preferred Stock shall not be entitled to any rights, powers or preferences.

SECTION 8.PREEMPTIVE RIGHTS. Holders of Series B Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 9. REPORTS. The Company shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 10. NOTICES. In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the holder(s) of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Financial Officer this 2nd day of February 2011.

BLAST ENERGY SERVICES, INC.

John MacDonald
JOHN MACDONALD
CHIEF FINANCIAL OFFICER